Exhibit 4.34

English Translation

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Wuyuan County Siji Qinghua Gongda Comprehensive Practice Education Camp Research Building, Siji Gongda Reception Center Project Construction Contractual Supplements

Party A: Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd.

Party B: China Jingye Engineering Technology Co., Ltd.

After voluntary and equal consultation, Party A and Party B have reached an agreement on the research and study complex building of the Siji Qinghua Gongda Comprehensive Practice Education Camp in Wuyuan County, Siji Gongda Reception Center Project. This Supplementary Agreement is signed to change the contents of the construction project contract. This agreement, together with the previously signed contract for the construction of the Wuyuan County Siji Qinghua Gongda Comprehensive Practice Education Camp Research Building and Siji Gongda Reception Center Project (hereinafter referred to as the original contract), constitutes the entire content of the cooperation between the two parties on this matter .

1. Additional contents of the supplementary agreement and project price

The tentative total cost of the additional project in this supplementary agreement (including 9% tax): RMB25.42 million, written in words as: twenty-five million four hundred and twenty thousand yuan, of which:

Add outdoor supporting projects, with a tentative amount of RMB6.87 million, and the comprehensive unit price for settlement is as shown in Appendix 1: Outdoor supporting projects, the quotation list shall prevail, and the project quantity shall be settled based on the actual amount.

2). Add the indoor decoration project of the comprehensive building, with a tentative amount of RMB3.96 million, and the comprehensive unit price of the settlement is as follows:

The quotation list of interior decoration project shall prevail, and the project quantity shall be settled based on the actual amount;

3). Add the indoor decoration project of the reception center, with a tentative amount of RMB14.59 million, and the comprehensive unit price of the settlement is as follows:

The list of interior decoration works of the center will be reduced by 7%, and the project volume will be settled based on the actual amount.

2. Payment Method of Supplementary Agreement

1). Advance payment: 30% of the tentative total cost of the supplementary project; payment shall be made within 7 days after the signing of this supplementary agreement;

2). Monthly progress payment: 70% of the actual completed work volume as verified and approved by the supervision unit, cost consulting unit, and the construction unit;

3.) Acceptance payment: 85% of the audited budget amount will be paid after the project construction is completed and accepted;

4). Upon completion of the project settlement review, payment will be made up to 97% of the settlement approved amount. The remaining 3% of the settlement approved amount will be retained as a quality guarantee for a period of two years. After this period, if no quality issues are identified, the owner will make an interest-free payment of the retained amount;

5). Party B shall issue the VAT Special Invoice for the corresponding amount.

3.Any content not mentioned in this Agreement shall be implemented in accordance with the original contract. If the provisions of this Agreement are inconsistent with the original contract, this Agreement shall prevail.

4.This agreement is made in four copies, two for Party A and two for Party B. It will come into effect after being signed and sealed by both parties and has the same legal effects.

Appendix 1: Quotation list for outdoor supporting projects;

Appendix 2: Quotation list for interior decoration of comprehensive building;

Appendix 3: List of interior decoration projects of the reception center.

Party A: Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd.

Legal representative or his authorized agent: (signature)

Agent :

Person in charge:

Date:

Party B: China Jingye Engineering Technology Co., Ltd.

Legal representative or his authorized agent: (signature)

Agent :

Person in charge:

Date: